Exhibit 99(a)-5

PEMCO AVIATION GROUP, INC.
Offer to Exchange
up to $44,000,000 aggregate principal amount of its
12% Senior Subordinated Notes due 2009

THE EXCHANGE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME,
ON DECEMBER 11, 2002, UNLESS EXTENDED.

November 12, 2002

To Our Clients:

Enclosed for your consideration are an Offering Circular dated November 12, 2002 (the “Offering Circular”) and a Letter of Transmittal relating to an exchange offer as described therein (which together constitute the “Exchange Offer”) of Pemco Aviation Group, Inc., a Delaware corporation (the “Company”), to exchange up to $44,000,000 aggregate principal amount of its 12% Senior Subordinated Notes due 2009 (the “Notes”) for up to 2,000,000 shares (“Shares”) of its Common Stock, $0.000l par value per share (“Common Stock”), on the basis of $22.00 principal amount of Notes for each Share of Common Stock. The Offer will terminate at 12:01 a.m., New York City time, on December 11, 2002, unless extended by the Company (the “Expiration Time”).

This material is being forwarded to you as the beneficial owner of Common Stock held by us in your account but not registered in your name. A tender with respect to such Common Stock may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender any or all of your Shares of Common Stock of the Company held by us for your account pursuant to the terms and conditions of the Exchange Offer. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Common Stock on your behalf in accordance with the provisions of the Exchange Offer.

Tenders of Common Stock pursuant to the Exchange Offer may be withdrawn by holders at any time prior to the Expiration Time. We urge you to read the enclosed Offering Circular and related Letter of Transmittal carefully before instructing us to tender your Common Stock. If you wish to have us tender any or all of your Common Stock, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. The accompanying form of Letter of Transmittal is furnished to you for your information only and may not be used by you to tender your Common Stock.

INSTRUCTIONS

The undersigned acknowledges receipt of your letter enclosing the Offering Circular and the Letter of Transmittal relating to the Exchange Offer by Pemco Aviation Group, Inc. to exchange its 12% Senior Subordinated Notes due 2009 for Shares of its Common Stock.

This will instruct you to tender the number of Shares of Common Stock indicated below (or, if no number is indicated below, the entire number of Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and related

Letter of Transmittal.

Aggregate number of Shares of Common Stock to be tendered:                                     (1)

SIGN HERE

Signature(s):

Name(s):

Address(es):

Zip Code

Area Code and Telephone No(s).:

Taxpayer Identification
or Social Security No(s).:

Dated:

(1)	I/we understand that if I/we sign without indicating a lesser amount in the space above, the entire number of Shares of Common Stock held by you for my/our account will be tendered.